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Freeport-McMoRan Copper & Gold Inc.
Announces Molybdenum Production Curtailment and
Plans to Defer Restart of Climax Molybdenum Mine

PHOENIX, AZ, November 10, 2008 –  Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today in response to the recent sharp decline in molybdenum prices plans to reduce production from its Henderson primary molybdenum mine and to defer the restart of the Climax molybdenum mine.

Molybdenum markets have been strong in recent years, averaging $30 per pound in 2007 and $33 per pound in the nine months ended September 30, 2008.  Slowing demand for molybdenum in the metallurgical and chemicals sectors during October 2008 combined with weak global economic conditions and turmoil in credit and financial markets has resulted in a sudden and sharp decline in molybdenum prices in recent weeks.  The Metals Week Molybdenum Dealer Oxide price declined from approximately $30 per pound in mid-October 2008 to $12 per pound on November 10, 2008.

In response to these conditions, FCX has revised its mine plans at its Henderson primary molybdenum mine near Empire, Colorado to operate at a reduced rate. This will result in a reduction in expected annual molybdenum production of approximately 10 million pounds, reflecting a 25 percent reduction in Henderson’s approximate annual production.  FCX is also assessing the potential to curtail molybdenum production at its by-product mines.

FCX also announced the suspension of construction activities associated with the restart of the Climax molybdenum mine near Leadville, Colorado.  While FCX remains positive on the long-term prospects for the molybdenum business and the future of the Climax mine, the construction activities will be suspended in a controlled and sequenced manner in order to maintain the integrity of the work completed to-date and to allow for a quick restart of the project pending improvement in market conditions.  Reclamation and environmental projects will continue and FCX will preserve the significant Climax reserves and resources for better market conditions.  Approximately $150 million of the $500 million project has been incurred through October 31, 2008 and remaining near-term commitments total $50 million.  The project was previously expected to commence production in 2010 ramping up to a rate of 30 million pounds per annum.  Once a decision is made to resume construction activities, the project would be capable of starting up within a 12-18 month timeframe.

Richard C. Adkerson, FCX’s Chief Executive Officer, said, “We are responding aggressively to the current market conditions which have weakened dramatically in recent weeks. These changes to our molybdenum production plans will allow us to reduce operating costs and capital spending, adjust our production profile to better match market requirements, preserve our valuable resources for anticipated improved market conditions and continue our long-standing tradition of providing customers with high quality molybdenum products and service.  We have a positive long-term view for molybdenum markets and will be positioned to increase our production as market conditions improve. ”

FCX is the world’s largest molybdenum producer, conducting molybdenum mining operations at the Henderson underground mine and as a by-product at mines in North and South America.  FCX has four molybdenum processing facilities at Green Valley, Arizona; Fort Madison, Iowa; Stowmarket, United Kingdom and Rotterdam, Netherlands.  FCX sold 69 million pounds of molybdenum from mines in 2007, including the results of Phelps Dodge prior to the March 19, 2007 acquisition.

FCX is continuing to review its copper mining operations and is preparing revised plans at each of its operations to establish lower operating and administrative costs, exploration costs and reduced capital spending budgets.  Production at certain operations may be reduced in response to market conditions.  FCX expects to provide an update on its revised operating plans in December 2008.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at www.fcx.com.

Cautionary Statement: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected sales volumes, projected operating cash flows, projected capital expenditures, and the impact of copper, gold and molybdenum price changes.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (SEC).
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